Exhibit 99.2

November 4, 2008	FOR IMMEDIATE RELEASE
Contact: Roland E. Breunig, CFO
(608-757-6000)

PRESS RELEASE

Seneca Foods Announces Share Repurchase Program

Seneca Foods Corporation (SENEA, SENEB) announced today that its Board of Directors has authorized a share repurchase program.  The program permits the Company to buy up to 500,000 common shares, whether Class A or Class B shares, in open market or privately negotiated transactions at the discretion of management.

“At current prices, “said Kraig H. Kayser, President and Chief Executive Officer, “our Board considers our stock an attractive investment.“

The transactions will be made in accordance with rules and regulations of the U.S. Securities and Exchange Commission and other rules that govern such purchases. The purchase of 500,000 shares of stock would represent approximately 6.6% of the shares common stock outstanding or 4.1% assuming all convertible preferred shares are converted to common shares.

Seneca Foods is the country’s largest processor of canned fruits and vegetables with manufacturing facilities located throughout the United States.  Its products are sold under the Libby’s®, Aunt Nellie’s Farm Kitchen®, Stokely’s®, READ®, and Seneca® labels as well as through the private label and industrial markets.  In addition, under an alliance with General Mills Operations, LLC, a successor to the Pillsbury Company and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables, which are sold by General Mills Operations, LLC under the Green Giant® label.  Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”.

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